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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

BESTWAY, INC. ANNOUNCES AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT AND SUBORDINATED NOTE EXTENSION AGREEMENT

(Dallas, Texas - October 2, 2003)Bestway, Inc. (NASDAQ: BSTW) today announced that the Company amended and restated its Revolving Credit Loan Agreement with Comerica Bank. In the amendment, Comerica extended the maturity date from May 31, 2004 to May 31, 2005, modified the minimum effective tangible net worth provision, modified the maximum debt-to-effective tangible net worth provision, and eliminated certain other covenants.

The Company also amended the subordinated note payable to O'Donnell & Masur, L.P. dated October 26, 2001. The amendment extended the maturity date from May 31, 2004 to May 31, 2005.

Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undo reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.

Contacts for Bestway, Inc.

Beth A. Durrett
Chief Financial Officer
(214) 630-6655
bdurrett@bestwayrto.com

David A. Kraemer
President and Chief Executive Officer
(214) 630-6655
dkraemer@bestwayrto.com